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                                                                     EXHIBIT 5.1

                         [BILLING CONCEPTS LETTERHEAD]



January 27, 2000



Billing Concepts Corp.
7411 John Smith Drive, Suite 200
San Antonio, Texas 78229

Dear Sirs:

     As General Counsel to Billing Concepts Corp., a Delaware corporation (the "Company"), I am familiar with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about January 27, 2000, under the Securities Act of 1933, as amended, relating to an aggregate of 1,100,000 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), and the Series A Junior Participating Preferred Stock Purchase Rights carried with the Common Stock (the "Rights"), of the Company to be sold by the selling stockholders listed in the Registration Statement (the "Selling Stockholders"). The
Shares have been issued pursuant to the terms of the Merger described in the Registration Statement.

     In connection therewith, I have examined such corporate records, documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion the 1,100,000 shares of Common Stock, and the Rights carried with the Common Stock, to be sold by the Selling Stockholders have been duly and validly authorized, validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ W. Audie Long


W. Audie Long
Senior Vice President
and General Counsel

WAL:plw